Exhibit 10.34
2006 Executive Sales Commission Plan
I. Introduction
The purpose of the Terayon (“Company”) Executive Sales Commission Plan (“Plan”) is to motivate eligible sales executives to achieve or exceed revenue quota objectives by rewarding results achieved. The Plan described below is effective January 1, 2006 through December 31, 2006; it supercedes, cancels and replaces all other Company Sales Commission Plans and Executive Commission Plans. In addition to the Executive Sales Commission Plan, each executive receives a base salary.
II. Eligibility
The Plan applies to worldwide sales executives in the following positions, including but not limited to:
•	Senior Vice President, Worldwide Sales and Support

•	Vice President, North America Sales

•	Vice President, APAC Sales

•	Vice President, EMEA Sales
Eligibility to participate in the Executive Sales Commission Plan ends if (1) the employee transfers to another position not eligible to participate in the Plan, (2) the Company terminates the Plan or modifies it in such a way that the employee’s position is no longer eligible to participate, or (3) the employee’s employment is terminated for any reason. Determination of which employees are eligible for the Executive Sales Compensation Plan will be made by the Company’ Board of Directors in its sole discretion.
III. Account Assignments
The Company will assign each sales executive a territory &/or account base for commission purposes. This assigned “Territory / Account Base” may consist of (1) a specific geography, (2) a specific account or set of accounts, or (3) a combination of geography and specific accounts. Account Base assignments are subject to change by the Company at any time, depending upon sales resources, business activities or other business factors where applicable law provides.

IV. Definition of Terms
A participant in the Plan will be eligible to earn commission payments based on revenue generated from his or her Territory / Account Base. Terms related to the earning of commission payments are defined below:
•	Revenue Target (“Quota”): A quarterly revenue target is established for each salesperson at the beginning of the plan. A revenue target may be allocated among different product lines. Each salesperson’s revenue target is communicated via the Individual Sales Compensation Agreement. The Individual Sales Compensation Agreement will identify each salesperson’s Territory / Account Base, their target incentive compensation, their revenue targets by product line and other important plan provisions.

•	Total Target Compensation: Target compensation is comprised of base pay and target incentive compensation. The mix of base pay and target incentive is determined by the sales employee’s responsibility as follows:
•	Employees with direct selling responsibility*
Base pay = 60% of the total target compensation
Target Incentive = 40% of the total target compensation
*unless another target is stipulated in an official offer letter
•	Employees with sales engineering responsibility
Base pay = 75% of the total target compensation
Target Incentive = 25% of the total target compensation
•	Base Pay: Base pay is a fixed compensation component which is paid in accordance with the Company’s standard payroll procedures in the region where the employee is paid. All employees with sales responsibility who are eligible to receive incentive compensation under the Sales Compensation Plan shall be classified as exempt employees if and to the extent such classification is permissible under local laws.

•	Incentive Compensation (“Commissions”): Target incentive compensation is a target % of total compensation as described above. The actual earned incentive compensation which is payable is determined based on the salesperson’s achievement against his or her quota. Any earned incentive compensation is paid quarterly.

•	Revenue: For the purposes of this Plan “revenue” shall be recognized when the product or service contract is invoiced. The timing of when to invoice a customer is determined by the Company’s Finance Department and by the terms of the Company’s Sales Order Acceptance Policy. Sales personnel will earn commission on sales if and when the product or service contract is invoiced to the customer. Invoices issued on Non-Revenue Orders as defined by the Policy (i.e. trials, evaluations or promotions) are not considered as revenue for sales incentive compensation or bonus payments unless otherwise specified in a bonus plan.

V. Calculating Commissions
Commissions and quotas for all employees will be identified near the beginning of the plan year. Each Employee’s Individual Sales Compensation Agreement will show the sales employee’s target quota and the incentive target associated with it. Employee’s commissions are calculated by following a three step process.
Step 1: Determining % of quota achieved
The percent of quota achievement is determined by taking the employee’s year to date (YTD) product revenues plus the YTD service revenues and dividing by the employee’s YTD quota.
Step 2: Determining % of commission eligible
The percent of commission eligible is calculated by taking the % of quota achieved (in step 1) multiplied by the YTD target commission
Step 3: Determining the % of commission earned
Once am employee is commission eligible the amount of commission that will be paid is based on how high their quota achievement is. The table below defines what amount of the eligible commission is earned and payable in that quarter. Once the percent of YTD quota achieved is determined, that percent is matched to the table below:

% of Eligible
% Quota	Commission Earned &
Achieved	Payable
0-25%	0
26-50%	50%
51%	100%
Once the amount of earned commission is determined, any commissions already paid in previous quarters is subtracted and the balance is due and payable in that quarter subject to the payment terms of the plan.
Commissions will be paid quarterly based on the Employee’s percent of achieved Quota and their percent of earned eligible commissions
Any commission not earned in calendar year 2006 will be forfeited. Revenues and commission potential from 2006 will not be carried over into future years.

Calculating Commissions Earned over 100% of Quota
If the actuals exceed the YTD Quota but do not exceed the annual quota
Anyone who exceeds their quota in any given quarter will be eligible to receive commission on a percent for percent basis above the quota level. For example, if an employee’s YTD quota achieved in Q2 is calculated at 109%, then the eligible commission is the employees YTD target commission multiplied by 109%.
If the actuals exceed the YTD Quota and exceed the annual quota
Anyone who exceeds their annual quota will be eligible for accelerators at the end of the year. Accelerators are determined using the % of quota achieved and applying it to the table below. Employees are only eligible for accelerators once they have exceeded their annual sales quota. All accelerators are calculated and paid at year end only and will not, therefore, be payable to anyone terminated prior to year end. Accelerators are applied only to the commission dollars above 100% of target.

% of Eligible
% Quota	Commission Earned &
Achieved	Payable
101-125%	125%
126+%	150%

Sample Calculation:
Regional Account Manager

Annual Target Commission =	$40,000	Total Annual Quota =		$7,000,000
Quarterly Commission Target =	$10,000

Quarterly Quota Targets:	Q1 =	$1,800,000	Q3 =	$1,700,000
	Q2 =	$2,100,000	Q4 =	$1,400,000

Actual Quarterly Revenues:	Q1 =	$864,000	Q3 =	$2,398,000
	Q2 =	$2,065,000	Q4 =	$2,462,000
Q1 Calculation:
Step 1: Determining % of Quota Achieved Year to Date

Actual YTD revenues		YTD Quota		% quota achieved
$864,000	/	$1,800,000	=	48.0%
Step 2: Determining % of Commissions eligible

% of quota achieved		YTD Commission target		% commission eligible
48.0%	X	$10,000	=	$4,800
Step 3: Determining % of Commissions earned

% commission eligible		earned % from table		commission earned
$4,800	X	50.0%	=	$2,400
For Q1 $2,400 in commission is earned and due.
Q2 Calculation:
Step 1: Determining % of Quota Achieved Year to Date

Actual YTD revenues		YTD Quota		% quota achieved
$2,929,000	/	$3,900,000	=	75.1%
(sum of Q1 & Q2)		(sum of Q1 & Q2)
Step 2: Determining % of Commissions eligible

% of quota achieved		YTD Commission target		% commission eligible
75.1%	X	$20,000	=	$15,021
		(qtrly commission target * 2 for 2 qtrs)
Step 3: Determining % of Commissions earned

% commission eligible		earned % from table		commission earned
$15,021	X	100.0%	=	$15,021
In Q2 the employee reached the next earning level. $15,021 of the commission is earned, less the $2,400 paid in Q1 leaves $12,621 payable this quarter.

Sample Calculation continued:
Regional Account Manager

Annual Target Commission =	$40,000	Total Annual Quota =		$7,000,000
Quarterly Commission Target =	$10,000

Quarterly Quota Targets:	Q1 =	$1,800,000	Q3 =	$1,700,000
	Q2 =	$2,100,000	Q4 =	$1,400,000

Actual Quarterly Revenues:	Q1 =	$864,000	Q3 =	$2,398,000
	Q2 =	$2,065,000	Q4 =	$2,462,000
Q3 Calculation:
Step 1: Determining % of Quota Achieved Year to Date

Actual YTD revenues		YTD Quota		% quota achieved
$5,327,000	/	$5,600,000	=	95.1%
(sum of Q1, Q2 & Q3)		(sum of Q1, Q2 & Q3)
Step 2: Determining % of Commissions eligible

% of quota achieved		YTD Commission target		% commission eligible
95.1%	X	$30,000	=	$28,538
		(qtrly commission target * 3 for 3 qtrs)
Step 3: Determining % of Commissions earned

% commission eligible		earned % from table		commission earned
$28,538	X	100.0%	=	$28,538
In Q3 $28,538 in commissions is earned, less the $15,021 already paid in previous quarters leaves a commission due of
$13,517 for this quarter.
Q4 Calculation:
Step 1: Determining % of Quota Achieved Year to Date

Actual YTD revenues		YTD Quota		% quota achieved
$7,789,000	/	$7,000,000	=	111.3%
(sum of Q1, Q2, Q3 & Q4)		(sum of Q1, Q2, Q3 & Q4)
Step 2: Determining % of Commissions eligible

% of quota achieved		YTD Commission target		% commission eligible
111.3%	X	$40,000	=	$44,509
full annual commission since is the last Qtr of the year
Step 3: Determining % of Commissions earned

% commission eligible		earned % from table		commission earned
$44,509	X	100.0%	=	$44,509
Year End Accelerator Calculation

commission earned				Accelerator commission
above 100%		accelerator from table		added
$4,509	X	25%	=	$ 1,127

		Total Commission earned =		$45,636
In Q4 the employee exceeded the annual quota qualifying for accelerators $45,636 of commission is earned less the
$28,538 paid in previous quarters leaves a commission due of $17,098

VI. 2006 Commission Payment Plan
Commissions will be calculated and paid quarterly within 60 days of the last day of the quarter.
VII. General Plan Provisions
The Company reserves the right to modify, revoke, suspend, terminate or change any aspect of the Plan, in whole or in part, at any time, with or without notice. This Plan may only be modified, altered, or amended by means of a written document signed by the CEO, the Country Director or their designees. Any oral or other unsigned modifications shall be of no force or effect.
Employment Changes
•	New Employees – The quota for new employees for the balance of the period shall be set by the Chief Executive Officer with approval of the Chief Financial Officer. Incentive Compensation may be prorated based on the number of months the employee occupies an eligible role for the Plan.

•	Termination of Employment — In the event of an employee’s termination or resignation for whatever reason, the employee shall receive the base compensation through the effective date of termination. In addition, the employee shall receive commission on sales orders by customers of his or her Territory / Account Base provided that (i) these orders are received by the Company as of the effective date of termination and (ii) the orders are invoiced during the quarter in which the employment effectively terminates. Payment of any earned commissions will be made in accordance with the commission payment plan described above.

•	Leaves of Absence: If an employee takes a Leave of Absence from the Company for any reason during the quarter that is greater than 2 weeks in length, the CEO and the VP of Human Resources will determine what prorating to use in the Commissions calculation. Any prorating will be conducted in observance of applicable local laws.
Status Changes
•	Changes in Position– In the event an employee changes positions within the Company such that they are no longer eligible for the Executive Sales Compensation Plan, the employee would receive commissions, if any, on the employee’s orders received and accepted by the Company as of the effective date of the change provided the order is fulfilled, and invoiced in the quarter in which the change occurs. Payment of any earned commissions will be made in accordance with the commission payment plan described above.

•	Changes in Territory, Account Base or Market Segment – The Company, at its sole discretion, can change an employee’s territory, account base and/or market segment at any time. In the event of a change in one of these areas, revenue targets may be adjusted. Incentive compensation earned based on targets established prior to the transfer would be paid according to the terms of this Sales Compensation Plan for orders received and accepted prior to the effective date of the transfer provided the order is fulfilled, and invoiced in the quarter in which the change occurs.

•	Quota Reallocation — The Company, at its sole discretion, can change an employee’s Quota at any time. Any quota changes will be determined by business needs, which will be explained to the affected employee as part of the reallocation process.

Returns, Bad Debt and Corrections: All sales returns and adjustments of invoiced amounts shall result in an appropriate adjustment, up or down, of incentive compensation regardless of whether the incentive compensation has been paid. The Chief Financial Officer shall have the final decision regarding commission adjustments for returns, bad debt and corrections.
Commission Advances: Any and all Commissions advanced but not earned as of the actual termination date are due and payable to the Company upon termination.
Plan Termination: The Company may terminate this Executive Sales Compensation Plan or an Individual Sales Compensation Agreement or amend, modify, change or discontinue any term thereof, including without limitation, employee’s compensation rate or assigned quota or territory, at any time. While the Company reserves the right to make changes without advance notice, the Company will exercise its best efforts to advise the employee on a timely basis of any changes affecting this Plan.
Plan Administration: Sales Operations will administer the Plan with direction provided by the CEO and the Vice President, Human Resources. Each quarter, Sales Operations will provide a Commission Calculation Schedule to the CEO, VP of Human Resources, and Chief Financial Officer (or their designees) for commission payment approval. All Commissions will be paid to the participants per the payment plan described above.
Commission Disputes: To the extent permitted by applicable local laws, any disputes concerning intent, interpretation, application or administration of any aspect of the Plan must be submitted in writing concurrently to the CEO and the VP of Human Resources. A review committee consisting of the CEO, Chief Financial Officer and VP, Human Resources (or their designees) will address all disputes. If and to the extent permitted by local law, their decision will be final and binding.
Quota Allocation: At times, it may be necessary to assign Quotas for the same account across two or more participants. This situation may arise when an account in one employee’s Account Base has customer responsibilities and coverage in another employee’s Account Base or territory. For example, Sales Manager A has a Quota assigned for a major account. At the same time, that customer has procurement and operations in Sales Manager B’s geographic territory. In this event, any Quota related to that account would be assigned to both parties and each employee’s commission would be calculated including the product and service revenue for that transaction. Assignment of such quotas is at the complete discretion of the CEO and the Compensation Committee of the board of Directors.
Quotas for a Selling Sales Executives: A Sales Executive who both manages a sales team and has an individual Account Base and Quota may have his or her commissions based on team and individual Shipments.
Management Discretion: Notwithstanding the Sales Commission Plan described in this document, management reserves the right to determine the incentive compensation to be paid for any sales transaction. Management has the right to make adjustments to the calculated commission amounts and to determine the treatment of unique revenue circumstances for commission purposes.
Not an Employment Contract: This document is not an employment contract between any Terayon entity and the sales employee. Nothing in the Plan shall be construed to create or imply a contract of employment for any period of time between the participant and any Terayon entity. If and to the extent permitted by applicable local laws, employment with the local Terayon entity is “at will,” which means that either the local Terayon entity or the employee may terminate the employment relationship at any time and for any reason or no reason, except where prohibited by foreign law. Nothing in this Sales Compensation Plan shall be considered as a guarantee of base salary or minimum incentive compensation earnings, even if the local Terayon entity offers participation in a Sales Compensation Plan for several consecutive years.

Confidentiality: The contents of this Executive Sales Commission Plan and any other Terayon compensation plans or schedules are Company confidential, for reference only by the intended recipient and authorized Company employees. Distribution of this document to any other person(s) is prohibited.
Exceptions: Any exceptions and changes to this Executive Sales Compensation Plan require written approval of a duly authorized officer of the local entity such as the CEO, the CFO, or the Country Director.
Governing Law: This Executive Sales Compensation Plan shall be construed, enforced and governed by the laws and regulations of the entity by which each individual employee is employed.

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